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                                                                  EXHIBIT (k)(6)

                      Agreement For Stock Transfer Services


                                     between


                    COLONIAL INVESTMENT GRADE MUNICIPAL TRUST

                                       and

                                BANKBOSTON, N.A.


TERM

This Agreement sets forth the terms and conditions under which BankBoston, N.A. ("BankBoston") will serve as Sole Transfer Agent and Registrar for the Common Stock of Colonial Investment Grade Municipal Trust, (hereinafter referred to as "the Company"),

The term of this Agreement shall be for a period of five (5) years, commencing from May 1, 1999, the effective date of this Agreement (the "Initial Term").

FEES AND SERVICES
Transfer Agent and Registrar Fee
$        Per Account, Per Annum

After the Initial Term, this Fee and Service Schedule shall be self renewing, and providing that the service mix and volumes remain constant, the fees listed below shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis on each successive contract anniversary thereafter.

Notwithstanding the paragraph above, the fees and services may be changed from time to time as agreed upon in writing by both parties.

Administrative Services
-----------------------

- Annual administrative services as Transfer Agent and Registrar for the Common Stock of the Company
-    Assignment of Account Administrator
- Remote inquiry access to the Company records via PC or terminal with telecommunication software


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Account Maintenance
-------------------

-    Maintaining shareholder accounts to include the following services:
-    Processing of new shareholder accounts
-    Posting and acknowledging address changes
-    Processing other routine file maintenance adjustments
- Posting all transactions, including debit and credit certificates to the stockholder file
-    Researching and responding to all registered shareholder inquiries
-    Responding to requests for audit confirmations

Routine Certificate Issuance
----------------------------

- Issuance, cancellation and registration of up to 4,000 certificates per year (excess to be billed at $ each) to include the following services:
-    Production and mailing of daily transfer reports
-    Processing of all legal transfers including New York window and mail items
-    Combining certificates into large and/or smaller denominations
-    Replacing lost certificates
-    Placing, maintaining and removing stop-transfer notations
- Processing twenty-three (23,000) DRP transactions (a transaction is defined as a dividend reinvestment and/or cash investment), per annum; excess to be
     billed at $     each

Annual Meeting Services
-----------------------

-    Preparing a full stockholder list as of the Annual Meeting Record Date
-    Addressing proxy cards for all registered shareholders
- Enclosing and mailing proxy card, proxy statement, return envelope and Annual Report to all registered shareholders
-    Receiving, opening and examining returned proxies
-    Writing in connection with unsigned or improperly executed proxies
- Tabulating returned proxies; up to three (3) proposals, additional billed at $ per proposal per shareholder
-    Provide on-line access to proxy vote status
- Attending Annual Meeting as Inspector of Election (Travel expenses billed as incurred)
- Preparing a final Annual Meeting List reflecting how each account has voted on each proposal

Mailing, Reporting and Miscellaneous Services
---------------------------------------------

- Addressing and enclosing quarterly reports, three (3) per annum for registered shareholders
-    Addressing and enclosing Annual Report via bulk mail, one (1) per annum
-    Addressing and enclosing Semi-Annual Report, one (1) per annum.
- Preparing a full Statistical Report to reflect shareholder base by geographic residence code, class code, and share group, one (1) per annum


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-    Preparing a special stockholder list, two (2) per annum
-    Preparing a mailing to new accounts, twelve(12)per annum
- Coding "multiple" accounts at a single household to suppress duplicate mailings of reports

Abandoned Properly Reporting Services
-------------------------------------

-    Preparing Abandoned Property Report, one (1) per annum

Dividend Services
-----------------

As Dividend Disbursing Agent and Paying Agent, BankBoston, will perform the dividend related services indicated below, pursuant to the following terms and conditions:

- Company agrees to fund the dividend account on payable date (hereinafter referred to as the Alternative Dividend Funding Arrangement).
- Dividend amounts not funded by the Company on the mail date, either alone or when added to any existing credit lines or facilities available to the Company or its affiliates from BankBoston, may not exceed BankBoston's legal lending limit.
- To be eligible for the continued Alternative Dividend Funding Arrangement, the Company must maintain a satisfactory credit rating as determined by BankBoston based upon a semi-annual review of financials
- All funds must be received by 1:00 p.m. Eastern Time via Federal Funds Wire or BankBoston Demand Deposit account debit
- In the event any of the above conditions with respect to Alternative Funding Arrangements are not met, said failure may result in: (i) an imposition of an interest charge on the amount of the dividend not funded by the Company to be determined at the Federal Funds Rate then in effect, as published by the New York Federal Reserve Bank, plus three percent (3%) per annum, compounded daily, which shall accrue until such amount is funded; and (ii) revocation of the
-    Alternative Dividend Funding arrangement for future dividend payments
- Preparing and mailing monthly dividends (check includes address change feature) with an additional enclosure with each dividend check
- Preparing and filing Federal Information Returns (Form 1099) of dividends paid in a year and mailing a statement to each stockholder
- Preparing and filing State Information Returns of dividends paid in a year to stockholders resident within such state
- Preparing and filing annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens
-    Replacing lost dividend checks
-    Providing photocopies of canceled checks when requested
-    Reconciling paid and outstanding checks
-    Coding "undeliverable" accounts to suppress mailing dividend checks to same
-    Processing and recordkeeping of accumulated uncashed dividends


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-    Furnishing requested dividend information to stockholders
- Performing the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:
- Withholding tax from shareholder accounts not in compliance with the provisions of the Act
- Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service
-    Responding to shareholder inquiries regarding the Regulations
- Mailing to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
- Performing shareholder file adjustments to reflect certification of accounts

Dividend Reinvestment Services
------------------------------

As Administrator of your Open Market or Original Issue Dividend Reinvestment Plan ("DRP"), BankBoston will perform the following DRP related services:

- Reinvestment and/or cash investment transactions of Dividend Reinvestment Plan participant accounts
- Preparing and mailing a dividend reinvestment detailed statement with an additional enclosure to each Dividend Reinvestment Plan participant
- Preparing and mailing a cash investment detailed statement with an additional enclosure to each Dividend Reinvestment participant
-    Maintaining DRP accounts and establishing new participant accounts
-    Processing termination and withdrawal requests
-    Supplying summary reports for each reinvestment/investment to the Company
-    Certificate depository
-    Handling shareholder inquiries concerning the Plan
- Preparing and mailing Form 1099 to participants and related filings with the IRS

Respondent Bank Services
------------------------

-    Annual administrative fee
-    Processing of each Respondent Bank Omnibus Proxy received
-    Mailing Respondent Bank Search Cards


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ITEMS NOT COVERED

Additional Services
-------------------

Items not included in the fees and services set forth in this Agreement including, but not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, or any services associated with a special project are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Agreement shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Agreement will be billed by appraisal, as applicable.

Out Of Pocket Expenses

All direct out-of-pocket expenses will be billed as incurred. A list of applicable out-of-pocket expenses is attached as Exhibit A.

Termination of Agreement
------------------------

Should the Company exercise its right to terminate this Agreement, the Company shall pay BankBoston for all out-of-pocket expenses associated with the movement of records and material. In addition, BankBoston will charge the Company a conversion fee of 25% of the fees billed during the preceding twelve (12) months (with a minimum charge of $ ). The charge will cover the coordination of BankBoston's conversion process and the cost of transferring the Company's records to a successor Transfer Agent or to the Company, as directed by the Company, and BankBoston will perform its services in assisting with the transfer of records in a diligent and professional manner.

This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

Payment of Services
-------------------

It is agreed that all invoices are due and payable upon receipt on a monthly basis. Each billing period will, therefore, be of one (1) month duration.

Confidentiality
---------------

The information contained in this Agreement is confidential and proprietary in nature. By receiving this Agreement, the Company agrees that none of its directors, officers, employees, or agents without the prior written consent of BankBoston will divulge, furnish or make accessible


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to any third party, except as permitted by the next sentence, any part of this
Agreement or information in connection therewith which has been or may be made available to it. In this connection, the Company agrees that it will limit access to the Agreement and such information to only those officers or employees with responsibilities for analyzing the Agreement and to such independent consultants hired expressly for the purpose of assisting in such analysis. In addition, the Company agrees that any persons to whom such information is properly disclosed shall be informed of the confidential nature of the Agreement and the information relating thereto, and shall be directed to treat the same appropriately.

BankBoston and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

In the event that any requests or demands are made for the inspection of the Shareholder records of the Company, BankBoston will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. BankBoston expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Standard of Care
----------------

BankBoston shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees.

Force Majeure
-------------

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

Consequential Damages
---------------------

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or any consequential damages arising out of any act or failure to act hereunder.

Billing Definition of Number of Accounts
----------------------------------------

For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period.


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Assignability
-------------

BankBoston, may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston EquiServe Limited Partnership, a Delaware limited partnership which is duly registered as a transfer agent pursuant to Section 17A (c) (2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)"), or (ii) a subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) provided, however, that BankBoston shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Indemnification
---------------

The Bank shall not be responsible for, and the Company shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Bank of its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

(b) The Company's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

(c) The reliance or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Company, and
(ii) have been prepared and/or maintained by the Company or any other person or firm on behalf of the Company. Such other person or firm shall include any fort-ner transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Bank is not the current registrar;

(d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Company's representatives; and

(e) The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares; and

(f) The negotiations and processing of checks made payable to prospective or existing Shareholders which are tendered to the Bank for the purchase of Shares (commonly known as "third party checks").


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At any time the Bank may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Bank, the Bank shall promptly notify the Company of such assertion, and shall keep the Company advised with respect to all developments concerning such claim. The Company shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify it except with the Company's prior written consent.

ACCEPTANCE

In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement-

BANKBOSTON, N.A.                    COLONIAL INVESTMENT GRADE MUNICIPAL TRUST

/s/ Dennis V. Moccia                 /s/ J. Kevin Connaughton

By: Dennis V. Moccia                 By: J. Kevin Connaughton
Title: Director, Client Relations    Title: Controller
Date: April 14, 1999                 Date: May 1, 1999


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                                    Exhibit A
                             Out of Pocket Expenses


Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Agreement and are billable as incurred.

Postage (Outgoing and Business Reply)
Envelopes
Labels
Forms, Stationery and Proxy Cards
Printing (proxy cards)
Record Retention
Insurance Premiums (Mailing certificates)

Delivery and Freight charges (including overnight delivery; Airborne Express, FedEx, etc.) Typesetting (proxy cards, due diligence mailings, etc.) Destruction of excess/obsolete material DTC trade transactions expenses (Treasury buybacks, etc.) Custody Settlement charges Toll free telephone usage and line expenses Lost Shareholder Program database search

Please Note:

Other out of pocket expenses could be incurred depending on the services utilized.

Good funds to cover postage expenses in excess of $ for shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $ will be billed as incurred.

SKU numbers are required on all material received for mailing. A special handling fee of $ per box will be assessed for all material not marked with a SKU number. Such material includes, but is not limited to: proxy statements, annual and quarterly reports, and news releases. Overtime charges will be assessed in the event of late delivery of material for mailings to shareholders unless the mail date is rescheduled.


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